Exhibit 99.1

Terra Property Trust, Inc.
Consolidated Financial Statements
Years Ended December 31, 2017 and 2016

1

Terra Property Trust, Inc.

Schedules other than those listed are omitted as they are not applicable or the required or equivalent information has been included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors Terra Property Trust, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Terra Property Trust, Inc. and subsidiaries (the “Company”), as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the related notes and financial statement schedule titled Schedule IV - Mortgage Loans on Real Estate as of December 31, 2017 (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2016.

/s/ KPMG LLP

New York, New York
March 7, 2018

Terra Property Trust, Inc.
Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$28,273,057	$26,145,449
Restricted cash	18,824,902	22,274,709
Cash held in escrow by lender	550,369	2,001,499
Loans held for investment, net	355,289,015	316,174,017
Loans held for investment acquired through participation, net (Note 6)	1,804,715	14,509,823
Interest receivable	3,080,468	2,872,601
Due from related party	—	438,249
Other assets	1,170,649	233,894
Total assets	$408,993,175	$384,650,241

Liabilities and Equity
Liabilities:
Obligations under participation agreements (Note 6)	$76,053,279	$32,986,194
Mortgage loan payable, net of deferred financing costs	34,122,246	33,868,844
Interest reserve and other deposits held on investments	18,824,902	22,274,709
Due to Manager	2,684,749	2,455,820
Interest payable	851,939	382,661
Accounts payable and accrued expenses	260,975	592,111
Other liabilities	685,379	497,976
Total liabilities	133,483,469	93,058,315
Commitments and contingencies (Note 8)
Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and none issued	—	—
12.5% Series A Cumulative Non-Voting Preferred Stock at liquidation preference, 125 shares authorized and 125 shares issued and outstanding at both December 31, 2017 and 2016	125,000	125,000
Common stock, $0.01 par value, 450,000,000 shares authorized and 14,912,990 shares issued and outstanding at both December 31, 2017 and 2016	149,130	149,130
Additional paid-in capital	298,109,424	298,109,424
Distributions in excess of accumulated earnings	(22,873,848)	(6,791,628)
Total equity	275,509,706	291,591,926
Total liabilities and equity	$408,993,175	$384,650,241

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2017	2016
Revenues
Interest income	$38,271,866	$38,749,785
Real estate operating revenues	—	5,684,466
Prepayment fee income	319,592	3,970,278
Other operating income	216,877	254,405
	38,808,335	48,658,934
Operating expenses
Operating expenses reimbursed to Manager	3,343,738	3,348,629
Asset management fee payable to Manager	3,168,839	3,316,435
Asset servicing fee payable to Manager	701,697	798,133
Real estate operating expenses	—	2,495,288
Third-party incentive fee	—	1,209,471
Professional fees	338,214	1,002,916
Disposition fee payable to Manager	—	385,000
(Reversal of) provision for loan losses	(191,703)	191,703
Directors fees	45,000	—
Other	276,135	58,860
	7,681,920	12,806,435
Operating income	31,126,415	35,852,499
Other income and expenses
Interest expense from obligations under participation agreements	(6,999,500)	(3,278,676)
Interest expense on mortgage loan payable	(2,652,137)	(2,944,441)
Gain on sale of real estate properties	—	1,896,652
Realized (loss) gain on loans	(114,209)	140,375
	(9,765,846)	(4,186,090)
Net income	$21,360,569	$31,666,409
Preferred stock dividend declared	(15,625)	(391)
Net income allocable to common stock	$21,344,944	$31,666,018

Earnings per share - basic and diluted	$1.43	$2.14

Weighted-average shares - basic and diluted	14,912,990	14,822,826

Distributions declared per common share	$2.51	$2.58

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Changes in Equity
Years Ended December 31, 2017 and 2016

	Preferred Stock	12.5% Series A Cumulative Non-Voting Preferred Stock		Common Stock		Additional Paid-in Capital	Distributions in Excess of Accumulated Earnings
				$0.01 Par Value
		Shares	Amount	Shares	Amount			Total equity
Balance at January 1, 2017	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(6,791,628)	$291,591,926
Net income	—	—	—	—	—	—	21,360,569	21,360,569
Distributions declared on common share ($2.51 per share) (1)	—	—	—	—	—	—	(37,427,164)	(37,427,164)
Distributions declared on preferred shares	—	—	—	—	—	—	(15,625)	(15,625)
Balance at December 31, 2017	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(22,873,848)	$275,509,706

	Preferred Stock	12.5% Series A Cumulative Non-Voting Preferred Stock		Common Stock		Additional Paid-in Capital	Distributions in Excess of Accumulated Earnings
				$0.01 Par Value
		Shares	Amount	Shares	Amount			Total equity
Balance at January 1, 2016	$—	—	$—	—	$—	$—	$—	$—
Conversion of member units to common stock (Note 10)	—	—	—	14,412,990	144,130	288,115,674	—	288,259,804
Issuance of common stock	—	—	—	500,000	5,000	9,995,000	—	10,000,000
Issuance of preferred stock, net of offering costs	—	125	125,000	—	—	(1,250)	—	123,750
Net income	—	—	—	—	—	—	31,666,409	31,666,409
Distributions declared on common share ($2.58 per share) (2)	—	—	—	—	—	—	(38,457,646)	(38,457,646)
Distributions declared on preferred shares	—	—	—	—	—	—	(391)	(391)
Balance at December 31, 2016	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(6,791,628)	$291,591,926
_______________

(1)
For the year ended December 31, 2017, the Company made $5.0 million of distributions to Terra Secured Income Fund 5, LLC (“Terra Fund 5”) to pay for the redemption of Terra Secured Income Fund 3, LLC (“Terra Fund 3”) units.

(2)
For the year ended December 31, 2016, the Company made $12.3 million of distributions to Terra Fund 5 to pay for the redemption of Terra Secured Income Fund, LLC (“Terra Fund 1”) and Terra Secured Income Fund 2, LLC (“Terra Fund 2”) units

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$21,360,569	$31,666,409
Adjustments to reconcile net income to net cash provided by operating activities:
(Reversal of) provision for loan losses	(191,703)	191,703
Amortization of net purchase premiums on loans	1,381,159	2,257,022
Gain on sale of real estate properties	—	(1,896,652)
Realized loss (gain) on investments	114,209	(140,375)
Paid-in-kind interest income, net	(1,014,868)	(1,293,985)
Accretion of exit fees, net	(172,709)	50,308
Amortization of deferred financing costs	253,401	218,017
Amortization of rent-related intangibles	—	(47,597)
Changes in operating assets and liabilities:
Interest receivable	(207,867)	(490,055)
Due from related party	438,249	—
Other assets	(936,755)	(313,868)
Due to Manager	329,211	12,008
Interest payable	469,278	382,661
Accounts payable and accrued expenses	(331,137)	244,140
Other liabilities	187,403	(1,026,849)
Net cash provided by operating activities	21,678,440	29,812,887
Cash flows from investing activities:
Origination and purchase of loans	(195,462,410)	(129,223,989)
Proceeds from repayments of loans	168,952,824	88,567,393
Proceeds from sale of real estate properties	—	38,090,350
Cash transferred in upon consolidation of Terra Park Green Members, LLC	—	355,204
Capital expenditures on real estate properties	—	(616,636)
Net cash used in investing activities	(26,509,586)	(2,827,678)
Cash flows from financing activities:
Proceeds from mortgage loan financing	15,678,524	34,000,000
Proceeds from obligations under participation agreements	64,984,414	17,527,043
Proceeds from issuance of common stock	—	10,000,000
Distributions paid	(37,442,789)	(38,458,037)
Repayment of mortgage loan financing	(15,678,524)	(20,000,000)
Repayments of obligations under participation agreements	(22,034,001)	(8,810,696)
Cash contributed by Terra Secured Income Fund 5, LLC	—	5,034,571
Payment of financing cost	—	(340,000)
Proceeds from issuance of preferred stock, net of offering costs	—	123,750
Net change in cash held in escrow by lender	1,451,130	83,609
Net cash provided by (used in) financing activities	6,958,754	(839,760)
Net increase in cash and cash equivalents	2,127,608	26,145,449
Cash and cash equivalents at beginning of year	26,145,449	—
Cash and cash equivalents at end of year	$28,273,057	$26,145,449

Supplemental Disclosure of Cash Flows Information:
Cash paid for interest	$9,027,513	$5,621,214
Cash paid for income taxes	$—	$—

Terra Property Trust, Inc.
Consolidated Statement of Cash Flows (continued)

Supplemental Non-Cash Investing and Financing Activities:

On January 1, 2016, Terra Fund 5, the Company’s parent company, contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for shares of the Company’s common stock (Note 1, Note 10). The following table summarized the fair value of assets acquired and liabilities assumed in the transaction:

Total Consideration:
Fair value of common stock issued	$288,259,804
288,259,804
Assets Acquired at Fair Value
Investments, at fair value	276,746,475
Investments through participation interests, at fair value	13,789,884
Equity investment in Terra Park Green Members, LLC, at fair value	16,900,000
Restricted cash	21,421,501
Interest receivable	2,382,546
Due from related party	438,249
Other assets	35,695
Liabilities Assumed at Fair Value
Obligations under participation agreements	(24,147,097)
Interest reserve and other deposits held on loans	(21,421,501)
Due to Manager	(2,011,003)
Other liabilities	(909,516)
Net assets transferred excluding cash	283,225,233
Cash contributed by Terra Fund 5	$5,034,571

Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company consolidated the operations of a wholly-owned subsidiary, Terra Park Green Members, LLC (“Terra Park Green”), an entity that owned two commercial office building parks and the related operations (Note 4). The following table shows the impact of the consolidated balance sheet upon consolidation of Terra Park Green:

January 1, 2016
Equity investment in Terra Park Green, at fair value	$16,900,000

Real estate assets held for sale	35,155,662
Cash held in escrow by lender	2,085,108
Other assets	267,306
Mortgage loan payable	(20,000,000)
Accounts payable and accrued expenses	(347,971)
Other liabilities	(615,309)
Cash transferred in upon consolidation of Terra Park Green	$355,204

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Notes to Consolidated Financial Statements
December 31, 2017

Note 1. Business

Terra Property Trust, Inc. (and, together with its consolidated subsidiaries, the “Company” or “Terra Property Trust”) was incorporated under the general corporation laws of the State of Maryland on December 31, 2015. Terra Property Trust is a real estate finance company that originates, structures, funds and manages high yielding commercial real estate investments, including mezzanine loans, first mortgage loans, subordinated mortgage loans and preferred equity investments. The Company’s investments finance the acquisition, construction, development or redevelopment of quality commercial real estate in the United States. The Company focuses on smaller, middle market loans in the approximately $3 million to 50 million range in primary and secondary markets because it believes these loans are subject to less competition and offer higher risk adjusted returns than larger loans with similar risk/return metrics.

On January 1, 2016, Terra Fund 5, the Company’s parent, contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for shares of the Company’s common stock. Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company commenced its operations on January 1, 2016.

The Company has elected to be taxed, and to qualify annually thereafter, as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2016. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. The Company also operates its business in a manner that permits it to maintain its exclusion from registration under the Investment Company Act of 1940, as amended.

The Company’s investment activities were externally managed by Terra Capital Advisors, LLC (“Terra Capital Advisors”), a subsidiary of the Company’s sponsor, Terra Capital Partners, LLC (“Terra Capital Partners”), pursuant to a management agreement (the “Management Agreement”), under the oversight of the Company’s board of directors (Note 6). On September 1, 2016, Terra Capital Advisors assigned its rights and obligations under the Management Agreement to Terra Income Advisors, LLC (“Terra Income Advisors”), another subsidiary of Terra Capital Partners. On February 8, 2018, Terra Capital Partners caused a new subsidiary of Terra Capital Partners, Terra REIT Advisors, LLC (“Terra REIT Advisors”), to be admitted as the replacement manager of the Company (Note 10). When used herein the term “Manager” refers to Terra Capital Advisors prior to September 1, 2016, refers to Terra Income Advisors for period between September 1, 2016 and February 7, 2018 and refers to Terra REIT Advisors beginning on February 8, 2018. The Company does not currently have any employees and does not expect to have any employees. Services necessary for the Company’s business are provided by individuals who are employees of the Manager or by individuals who were contracted by the Company or by the Manager to work on behalf of the Company pursuant to the terms of the Management Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all of the Company’s accounts and those of its consolidated subsidiaries. The consolidated financial statements reflect all adjustments and reclassifications that, in the opinion of management, are necessary for the fair presentation of the Company’s results of operations and financial condition as of and for the periods presented. All intercompany balances and transactions have been eliminated.

Loans Held for Investment

The Company originates, acquires, and structures real estate-related loans generally to be held to maturity. The Company records investment transactions on the trade date. Loans held for investment are carried at the principal amount outstanding, adjusted for the accretion of discounts on investments and exit fees, and the amortization of premiums on investments and origination fees. The Company’s preferred equity investments, which are economically similar to mezzanine loans and subordinate to any loans but senior to common equity, are accounted for as loans held for investment. Loans that are deemed to be impaired will be carried at cost less a specific allowance for loan losses.

Allowance for Loan Losses

The Company’s loans are typically collateralized by either the sponsors’ equity interest in the real estate properties or real estate properties. As a result, the Company regularly evaluates the extent and impact of any credit migration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor on a loan-by-loan basis. The Manager employs an asset management approach and monitors the portfolio of loans, through, at a minimum, quarterly financial review of property performance including net operating income, loan-to-value, debt-service coverage ratio (“DSCR”) and the debt yield, supplemented by occasional site visits to evaluate the assets. The Manager also requires certain borrowers to establish a cash reserve, as a form of additional collateral, for the purpose of providing for future interest or property-related operating payments. The information gathered by way of the asset management process is sufficient in assessing collectability.

Using the information gathered by way of the asset management process, the Manager performs a quarterly, or more frequently as needed, review of the Company’s portfolio of loans. In conjunction with this review, the Manager assesses the risk factors of each loan and assigns each loan a risk rating. Based on a 5-point scale, the Company’s loans are rated “1” through “5”, from less risk to greater risk. For loans with a risk rating of “4” and “5”, the Manager assesses each loan for collectability. This includes the ability to realize the full amount of principal and interest in the event that the Company needs to exercise its rights under the terms of the agreement and/or any other contemplated workout or modification. To the extent the Company’s net realizable amount analysis indicates the principal amount of the recorded loan as of the reporting date is in jeopardy, an appropriate allowance for loan losses will be recorded. Additionally, the Company records a general allowance for loan losses equal to 1.5% of the aggregate principal amount of loans rated as a “4” and 5% of the aggregate principal amount of loans rated as a “5”. Loans on which a specific allowance is recorded are removed from the pool of loans on which a general allowance is calculated.

Revenue Recognition

Revenue is accounted for under Accounting Standards Codification (“ASC”) 605, Revenue Recognition, which provides among other things that revenue be recognized when there is persuasive evidence an arrangement exists, delivery and services have been rendered, price is fixed and determinable and collectability is reasonably assured.

Interest Income: Interest income is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that the Company expects to collect and it is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective loan using the effective yield method, and are included in interest income in the consolidated statements of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of the Manager, recovery of income and principal becomes doubtful. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectablility.

The Company holds loans in its portfolio that contain paid-in-kind (“PIK”) interest provisions. The PIK interest, which represents contractually deferred interest that is added to the principal balance that is due at maturity, is recorded on the accrual basis.

Real Estate Operating Revenues: Real estate operating revenue is derived from leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Lease revenue, or rental income from leases, is recognized on a straight-line basis over the term of the respective leases. Additionally, the Company recorded above- and below-market lease intangibles in connection with the acquisition of the real estate properties. These intangible assets and liabilities are amortized to lease revenue over the remaining contractual lease term.

Other Revenues: Prepayment fee income is recognized as prepayments occur. All other income is recognized when earned.

Realized Gains or Losses

Realized gains or losses on dispositions of loans represent the difference between the carrying value based on the specific identification method, and the proceeds received from the sale or maturity (exclusive of any prepayment penalties). Realized gains and losses are recognized in the consolidated statements of operations.

Accounting for Acquisition

In accordance with the guidance for business combinations, the Company evaluates each transaction to determine if it is an asset acquisition or business combination. If the assets acquired and liabilities assumed constitute a business, the Company accounts for the transaction as a business combination. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition.  Under both methods, the Company recognizes identifiable assets acquired and liabilities (both specific and contingent) assumed at their fair values at the acquisition date. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions. The Company immediately expenses acquisition-related costs and fees associated with business combinations.

Purchase Price Allocation of Tangible Assets:  When the Company acquires properties with leases classified as operating leases, the Company allocates the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The tangible assets consist of land, buildings, and site improvements. The intangible assets and liabilities include the above- and below-market value of leases and the in-place leases, which include a value for tenant relationships. Land is typically valued utilizing the sales comparison (or market) approach. Buildings are valued, as if vacant, using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined primarily by reference to portfolio appraisals, which determines their values on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term.

Purchase Price Allocation of Intangible Assets and Liabilities:  The Company records above- and below-market lease intangible values for acquired properties based on the present value using a discount rate reflecting the risks associated with the leases acquired of the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) the Company’s estimate of fair market lease rates for the property or equivalent property, both of which are measured over the estimated lease term. The Company discounts the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting its current assessment of the risk associated with the lease acquired. Estimates of market rent are generally determined by the Company relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers.

The Company evaluates the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease intangibles. To determine the value of in-place lease intangibles, the Company considers the following:

•	estimated market rent;

•	estimated carrying costs of the property during a hypothetical expected lease-up period; and

•	current market conditions and costs to execute similar leases, including tenant improvement allowances and leasing commissions.

     Estimated carrying costs of the property include real estate taxes, insurance, other property operating costs, and estimates of lost rentals at market rates during the market participants’ expected lease-up periods, based on assessments of specific market conditions. The Company determines these values using its estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Real Estate Assets Held for Sale

The Company classifies those assets that are associated with operating leases as real estate assets held for sale when the assets are being actively marketed for sale at a price that is reasonable in relation to their current fair value and the Company believes it is probable that the disposition will occur within one year. For assets classified as held for sale, the Company suspends depreciation and amortization on the related tangible assets as well as non-rent related intangible assets. The Company continues to amortize rent-related intangible assets and liabilities until the assets are sold. Real estate assets held for sale are recorded at the lower of carrying value or estimated fair value, less estimated costs to sell.

If circumstances arise that the Company previously considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the Company reclassifies the property as held and used. The Company measures and records a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

The Company recognizes gains and losses on the sale of properties when, among other criteria, it no longer has continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged, and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

As of December 31, 2017 and December 31, 2016, the Company had no real estate assets held for sale.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with original maturities of ninety days or less when purchased, as cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Restricted Cash

Restricted cash represents cash held as additional collateral by the Company on behalf of the borrowers related to the investments in loans or preferred equity instruments for the purpose of such borrowers making interest and property-related operating payments. Restricted cash is not available for general corporate purposes. The related liability is recorded in “Interest reserve and other deposits held on investments” on the consolidated balance sheets.

Cash Held in Escrow by Lenders

Cash held in escrow by lenders represents amounts funded by the Company to an escrow account held by the lenders for debt services and tenant improvements.

Participation Interests

The Company follows the guidance in ASC 860, Transfers and Servicing (“ASC 860”), when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheets and the proceeds are recorded as obligations under participation agreements. For the investments for which participation has been granted, the interest earned on the entire loan balance is recorded within “Interest income” and the interest related to the participation interest is recorded within “Interest expense from obligations under participation agreements” in the consolidated statements of operations. Interest expense from obligations under participation agreement is reversed when recovery of interest income on the related loan becomes doubtful. See “Obligations under Participation Agreements” in Note 7 for additional information.

Fair Value Measurements

U.S. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The Company has not elected the fair value option for its financial instruments, including loans held for investment, loans held for investment acquired through participation, obligations under participation agreements and mortgage loan payable. Such financial instruments are carried at cost.

Deferred Financing Costs

Deferred financing costs represent fees and expenses incurred in connection with obtaining financing for investments. These costs are presented in the consolidated balance sheets as a direct deduction of the debt liability to which the costs pertain. These costs are amortized using the effective interest method and are included in interest expense on mortgage loan payable in the consolidated statements of operations over the life of the borrowings.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. In order to qualify as a REIT, the Company is required, among other things, to distribute at least 90% of its REIT net taxable income to the stockholders and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax) beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years.

As of December 31, 2017, the Company has satisfied all the requirements for a REIT and accordingly, no provision for federal income taxes has been included in the consolidated financial statements for the years ended December 31, 2017 and 2016.

The Company did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did the Company have any unrecognized tax benefits as of the periods presented herein. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in its consolidated statements of operations. For the years ended December 31, 2017 and 2016, the Company did not incur any interest or penalties. Although the Company files federal and state tax returns, its major tax jurisdiction is federal. The Company’s inception-to-date federal tax return remains subject to examination by the Internal Revenue Service.

Earnings Per Share

The Company has a simple equity capital structure with only common stock and preferred stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for the periods presented in the consolidated financial statements. Income per basic share of common stock is calculated by dividing net income allocable to common stock by the weighted-average number of shares of common stock issued and outstanding during such period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of gains (losses), income and expenses during the reporting period. Actual results could significantly differ from those estimates. The most significant estimates inherent in the preparation of the Company’s consolidated financial statements is the valuation of loans.

Segment Information

The Company’s primary business is originating, acquiring and structuring real estate-related loans related to high quality commercial real estate. The Company operates in a single segment focused on mezzanine loans, other loans and preferred equity investments.

Implications of Being an Emerging Growth Company

The Company qualifies as an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), for so long as the Company qualifies as an emerging growth company.

In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, the Company is choosing to opt out of such extended transition period, and as a result, the Company will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company could remain an emerging growth company until the earlier of (i) up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement, (ii) the last day of the first fiscal year in which the Company’s annual gross revenues are $1.07 billion or more, (iii) the date that the Company become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (iv) the date on which the Company has issued more than $1 billion in non-convertible debt during the preceding three-year period.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. The Company adopted this standard on January 1, 2018 using the cumulative effect transition method. The adoption of ASU 2014-09 did not have a material impact on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for U.S. GAAP public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. This ASU is not expected to have any impact on the Company’s consolidated financial statements and disclosures as the Company does not have any lease arrangements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. This ASU is effective for annual and interim periods beginning after December 15, 2019 and early adoption is permitted for annual and interim periods beginning after December 15, 2018. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”).  ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. The guidance requires application using a retrospective transition method. The adoption of ASU 2016-15 did not have a material impact on its consolidated financial statements and disclosures.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control (“ASU 2016-17”). ASU 2016-17 changes how a reporting entity that is a decision maker should consider indirect interests in a VIE held through an entity under common control. If a decision maker must evaluate whether it is the primary beneficiary of a VIE, it will only need to consider its proportionate indirect interest in the VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, which the Company adopted on January 1, 2016, and which currently directs the decision maker to treat the common control party’s interest in the VIE as if the decision maker held the interest itself. ASU 2016-17 is effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-17 beginning January 1, 2017. The adoption of ASU 2016-17 did not have a material impact on its consolidated financial statements and disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-18”). ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017 and should be applied using a retrospective transition method. The adoption of ASU 2016-18 did not have a material impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2017-01 did not have a material impact on its consolidated financial statements and disclosures.

Note 3. Loans Held for Investment

Portfolio Summary

The following table provides a summary of the Company’s loan portfolio as of December 31, 2017 and December 31, 2016:

	December 31, 2017			December 31, 2016
	Fixed Rate	Floating Rate (1)	Total	Fixed Rate	Floating Rate (1)	Total
Number of loans	33	1	34	37	1	38
Principal balance	$299,311,201	$53,749,794	$353,060,995	$275,554,910	$50,450,061	$326,004,971
Carrying value	$302,816,709	$54,277,021	$357,093,730	$279,781,074	$50,902,766	$330,683,840
Fair value	$302,951,869	$54,282,803	$357,234,672	$278,931,283	$50,924,056	$329,855,339
Weighted-average coupon rate	12.79%	9.97%	12.36%	12.98%	9.19%	12.38%
Weighted-average remaining term (years)	1.62	0.19	1.40	1.42	1.19	1.39
_______________

(1)
This loan pays a coupon interest rate of London Interbank Offered Rate (“LIBOR”) plus 8.5% with a LIBOR floor of 0.5%. Coupon rate shown was determined using the applicable annual coupon rate as of December 31, 2017 and 2016.

Lending Activities

The following table presents the activities of the Company’s loan portfolio for the years ended December 31, 2017 and 2016:

	Loans Held for Investment	Loans Held for Investment through Participation Interests	Total
Balance, January 1, 2017	$316,174,017	$14,509,823	$330,683,840
New loans made	195,462,410	—	195,462,410
Principal repayments received	(156,089,054)	(12,863,770)	(168,952,824)
PIK interest (1)	1,095,388	83,550	1,178,938
Net amortization of premiums on loans	(1,688,508)	—	(1,688,508)
Accrual, payment and accretion of exit fees, net	334,762	(116,591)	218,171
Reversal of allowance for loan losses	—	191,703	191,703
Balance, December 31, 2017	$355,289,015	$1,804,715	$357,093,730

	Loans Held for Investment	Loans Held for Investment through Participation Interests	Equity Investment in Terra Park Green	Total
Balance, January 1, 2016	$—	$—	$—	$—
Loans contributed by Terra Fund 5	276,746,474	13,789,884	16,900,000	307,436,358
New loans made	128,603,230	620,759	—	129,223,989
Principal repayments received	(88,567,393)	—	—	(88,567,393)
PIK interest (1)	1,254,890	272,408	—	1,527,298
Net amortization of premiums on loans	(2,285,876)	—	—	(2,285,876)
Accrual, payment and accretion of exit fees, net	422,692	18,475	—	441,167
Allowance for loan losses	—	(191,703)	—	(191,703)
Disposal of Terra Park Green (2)	—	—	(16,900,000)	(16,900,000)
Balance, December 31, 2016	$316,174,017	$14,509,823	$—	$330,683,840
_______________

(1)
Certain loans in the Company’s portfolio contain PIK interest provisions. The PIK interest represents contractually deferred interest that is added to the principal balance. PIK interest related to obligations under participation agreements amounted to $164,070 and $233,313 for the years ended December 31, 2017 and 2016, respectively.

(2)	The Company consolidated the operations of this entity effective January 1, 2016. On November 17, 2016, Terra Park Green sold all of its real estate properties (Note 4).

Portfolio Information

The tables below detail the types of loans in the Company’s loan portfolio, as well as the property type and geographic location of the properties securing these loans as of December 31, 2017 and December 31, 2016:

	December 31, 2017			December 31, 2016
Loan Structure	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
First mortgages	$134,934,794	$136,258,592	38.2%	$124,690,016	$125,863,391	38.1%
Mezzanine loans	135,802,832	137,571,015	38.5%	139,810,222	142,489,036	43.1%
Preferred equity investments	82,323,369	83,264,123	23.3%	51,965,691	52,896,500	16.0%
Credit facilities (1)	—	—	—%	9,539,042	9,626,616	2.9%
Allowance for loan losses	—	—	—%	—	(191,703)	(0.1)%
Total	$353,060,995	$357,093,730	100.0%	$326,004,971	$330,683,840	100.0%
_______________

(1)	Represents unused cash from credit facilities at December 31, 2016.

	December 31, 2017			December 31, 2016
Property Type	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
Hotel	$89,747,523	$90,893,501	25.4%	$82,726,671	$84,133,273	25.4%
Infill land	81,185,000	81,981,571	23.0%	64,380,220	64,992,725	19.7%
Office	63,749,794	64,371,330	18.0%	74,054,158	74,747,026	22.6%
Multifamily	44,646,911	45,246,789	12.7%	62,924,101	64,277,164	19.4%
Condominium	41,102,764	41,442,916	11.6%	20,586,832	20,744,035	6.3%
Student housing	25,629,003	26,157,623	7.3%	5,700,000	6,125,635	1.9%
Industrial	7,000,000	7,000,000	2.0%	—	—	—%
Mixed use	—	—	—%	3,593,947	3,619,217	1.1%
Other (1)	—	—	—%	12,039,042	12,236,468	3.7%
Allowance for loan losses	—	—	—%	—	(191,703)	(0.1)%
Total	$353,060,995	$357,093,730	100.0%	$326,004,971	$330,683,840	100.0%
_______________

(1)	Other includes $9.5 million of unused cash from two credit facilities and $2.5 million of retail properties at December 31, 2016.

	December 31, 2017			December 31, 2016
Geographic Location	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
United States
California	$120,957,267	$122,368,669	34.2%	$101,275,061	$102,699,779	31.2%
New York	56,102,764	56,561,816	15.8%	48,367,052	48,746,769	14.7%
Florida	52,132,523	52,593,063	14.7%	54,484,022	54,927,914	16.6%
Georgia	31,000,000	31,423,030	8.8%	4,250,000	4,604,941	1.4%
Washington	22,616,528	22,743,477	6.4%	—	—	—%
Pennsylvania	16,125,000	16,272,965	4.6%	19,522,000	19,703,355	6.0%
Delaware	10,000,000	10,094,309	2.8%	10,000,000	10,082,308	3.0%
Texas	8,631,243	8,722,871	2.4%	10,189,038	10,420,209	3.2%
Massachusetts	7,000,000	7,000,000	2.0%	4,000,000	4,112,275	1.2%
Oregon	5,000,000	5,181,187	1.5%	5,000,000	5,356,923	1.6%
Ohio	4,000,000	4,040,000	1.1%	—	—	—%
Alabama	3,700,000	3,772,716	1.1%	3,844,445	3,928,742	1.2%
Utah	3,595,670	3,595,670	1.0%	—	—	—%
North Carolina	3,500,000	3,537,223	1.0%	4,921,404	4,985,576	1.5%
Tennessee	3,000,000	3,115,146	0.9%	9,877,843	10,179,485	3.1%
New Jersey	—	—	—%	22,639,955	22,865,291	6.9%
Virginia	—	—	—%	6,675,510	6,737,238	2.0%
Arizona	—	—	—%	5,719,598	5,772,487	1.7%
Other (1)	5,700,000	6,071,588	1.7%	15,239,043	15,752,251	4.8%
Allowance for loan losses	—	—	—%	—	(191,703)	(0.1)%
Total	$353,060,995	$357,093,730	100.0%	$326,004,971	$330,683,840	100.0%
_______________

(1)
Other includes $2.7 million of properties in Indiana and $3.0 million of properties in South Carolina at December 31, 2017. Other includes $9.5 million of unused cash from two credit facilities, $2.7 million of properties in Indiana and $3.0 million of properties in South Carolina at December 31, 2016.

Loan Risk Rating

As described in Note 2, the Manager evaluates the Company’s loan portfolio on a quarterly basis or more frequently as needed. In conjunction with the quarterly review of the Company’s loan portfolio, the Manager assesses the risk factors of each loan, and assigns a risk rating based on a five-point scale with “1” being the lowest risk and “5” being the greatest risk.

The following table allocates the principal balance and the carrying value of the Company’s loans based on the loan risk rating as of December 31, 2017 and 2016:

	December 31, 2017				December 31, 2016
Loan Risk Rating	Number of Loans	Principal Balance	Carrying Value	% of Total	Number of Loans	Principal Balance	Carrying Value	% of Total
1	30	$270,126,201	$273,337,636	76.5%	34	$288,744,751	$293,280,104	88.6%
2	4	82,934,794	83,756,094	23.5%	3	24,480,000	24,698,048	7.5%
3	0	—	—	—%	0	—	—	—%
4	0	—	—	—%	1	12,780,220	12,897,391	3.9%
5	0	—	—	—%	0	—	—	—%
	34	$353,060,995	357,093,730	100.0%	38	$326,004,971	330,875,543	100.0%
Allowance for loan losses			—				(191,703)
Total, net of allowance for loan losses			$357,093,730				$330,683,840

On a quarterly basis, the Company evaluates loans with loan risk rating of “4” and “5” for possible impairment. Based on the information collected from the management of the investment portfolio and the analysis to determine the net realizable amount, the Company did not record an allowance for credit losses for individual loans for the years ended December 31, 2017 and 2016.

For the three months ended March 31, 2017, the Company recorded a reserve for loan losses of $0.8 million on two loans with a loan risk rating of “4” because the related interest receivables were past due. In July 2017, the principal balance of these two loans were repaid in full. As a result, for the three months ended June 30, 2017, the Company reversed the $1.0 million reserve for loan losses previously recorded on these two loans. As of December 31, 2017, the Company did not have any loans with a risk rating of “4” or “5” and therefore no reserve for loan losses has been recorded.

The following table presents the activity in the Company’s allowance for loan losses for the years ended December 31, 2017 and 2016:

	Years Ended December 31,
	2017	2016
Allowance for loan losses, beginning of period	$191,703	$—
Provision for loan losses	760,253	191,703
Charge-offs	—	—
Recoveries	(951,956)	—
Allowance for loan losses, end of period	$—	$191,703

As of December 31, 2017 and 2016, none of the principal balances of the loans were past due. There were no modifications of loans for the years ended December 31, 2017 and 2016. During the year ended December 31, 2017, the Company suspended interest income accrual of $1.6 million on the two loans and wrote off approximately $0.1 of past due interest receivables and $0.1 of exit fee accruals because recovery of such income and fee was doubtful. In July 2017, the principal balances of the loans were repaid in full.

Note 4. Real Estate Asset Disposition

On January 1, 2016, Terra Fund 5 contributed its consolidated portfolio of net assets, including its interest in Terra Park Green, an entity that owned a multi-tenant office portfolio comprised of two commercial office building parks and the related operations in South Carolina, to the Company (Note 10). Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company consolidated the operations of Terra Park Green. The equity in Terra Park Green was allocated to assets and liabilities based on the accounting for acquisition policy described in Note 2. The following table is presented to show the impact in the balance sheet upon consolidation of Terra Park Green on January 1, 2016:

Equity investment in Terra Park Green	$16,900,000

Real estate assets held for sale
Real estate	$25,797,062
Above-market rent (weighted-average life - 4.7 years)	633,280
Below-market rent (weighted-average life - 8.1 years)	(1,522,358)
In-place lease (weighted-average life - 3.4 years)	10,247,678
Total real estate assets held for sale	35,155,662
Cash and cash equivalents	355,204
Cash held in escrow by lender	2,085,108
Other assets	267,306
Mortgage loan payable	(20,000,000)
Accounts payable and accrued expense	(347,971)
Other liabilities	(615,309)
$16,900,000

When the Company acquired the real estate properties, its intention was to sell the properties within a short holding period. As such, the properties were classified as held for sale effective January 1, 2016. On November 17, 2016, Terra Park Green sold the properties for net proceeds of $38.1 million, net of selling costs, and recognized a gain on the sale of approximately $1.9 million. In connection with the sale of the properties, Terra Park Green used a portion of the proceeds to repay a mortgage loan payable with a principal balance of $20.0 million (Note 7).

In connection with the sale of the real estate properties, Terra Park Green paid a $1.2 million incentive fee, which was based on its internal rate of return, to a third-party firm engaged to market the real estate properties for sale.

The results of operations of Terra Park Green for the year ended December 31, 2016 are included in the consolidated financial statements of the Company and are summarized as follows:

Year Ended December 31, 2016

Real estate operating revenues:
Lease revenue	$5,462,820
Other operating income	221,646
Total	5,684,466
Real estate operating expenses:
Utilities	684,401
Real estate taxes	523,574
Repairs and maintenances	735,177
Management fees	165,575
Other operating expenses	386,561
Total	2,495,288
Professional fees	(112,412)
Interest expense on mortgage loan payable	(1,169,455)
Third-party incentive fee	(1,209,471)
Disposition fee expense	(385,000)
Gain on sale of real estate properties	1,896,652
Net income	$2,209,492

Note 5. Fair Value Measurements

The Company adopted the provisions of ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

        Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

        Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

        Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Financial Instruments not Carried at Fair Value

As of December 31, 2017 and 2016, the Company has not elected the fair value option for its financial instruments. The following table presents the carrying value, which represents the principal amount outstanding, adjusted for the accretion of purchase discounts on investments and exit fees, and the amortization of purchase premiums on investments and origination fees, and estimated fair value of the Company’s financial instruments that are not carried at fair value on the consolidated balance sheets:

		December 31, 2017			December 31, 2016
	Level	Principal Amount	Carrying Value	Fair Value	Principal Amount	Carrying Value	Fair Value
Loans:
Loans held for investment, net	3	$351,260,995	$355,289,015	$355,427,169	$311,424,751	$316,174,017	$315,110,108
Loans held for investment acquired through participation, net	3	1,800,000	1,804,715	1,807,503	14,580,220	14,701,526	14,745,231
Allowance for loan losses		—	—	—	—	(191,703)	—
Total loans		$353,060,995	$357,093,730	$357,234,672	$326,004,971	$330,683,840	$329,855,339
Liabilities:
Obligations under participation agreements	3	$75,077,891	$76,053,279	$75,991,436	$32,635,785	$32,986,194	$32,904,955
Mortgage loan payable	3	34,000,000	34,122,246	34,280,780	34,000,000	33,868,844	34,169,187
Total liabilities		$109,077,891	$110,175,525	$110,272,216	$66,635,785	$66,855,038	$67,074,142

The Company estimated that its other financial assets and liabilities, not included in the table above, had fair values that approximated their carrying values at both December 31, 2017 and 2016 due to their short-term nature.

Valuation Process for Fair Value Measurement

Market quotations are not readily available for the Company’s real estate-related loan investments, all of which are included in Level 3 of the fair value hierarchy, and therefore these investments are valued utilizing a yield approach, i.e. a discounted cash flow methodology to arrive at an estimate of the fair value of each respective investment in the portfolio using an estimated market yield. In following this methodology, investments are evaluated individually, and management takes into account, in determining the risk-adjusted discount rate for each of the Company’s investments, relevant factors, including available current market data on applicable yields of comparable debt/preferred equity instruments; market credit spreads and yield curves; the investment’s yield; covenants of the investment, including prepayment provisions; the portfolio company’s ability to make payments, net operating income and DSCR; construction progress reports and construction budget analysis; the nature, quality and realizable value of any collateral (and loan-to-value ratio); the forces that influence the local markets in which the asset (the collateral) is purchased and sold, such as capitalization rates, occupancy rates, rental rates and replacement costs; and the anticipated duration of each real estate-related loan investment.

The Manager designates a valuation committee to oversee the entire valuation process of the Company’s Level 3 investments. The valuation committee is comprised of members of the Manager’s senior management, deal and portfolio management teams, who meet on a quarterly basis, or more frequently as needed, to review the Company investments being valued as well as the inputs used in the proprietary valuation model. Valuations determined by the valuation committee are supported by pertinent data and, in addition to a proprietary valuation model, are based on market data, industry accepted third-party valuation models and discount rates or other methods the valuation committee deems to be appropriate. Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to the Company’s valuation policy.

The following table summarizes the valuation techniques and significant unobservable inputs used by the Company to value the Level 3 loans as of December 31, 2017 and 2016. The tables are not intended to be all-inclusive, but instead identify the significant unobservable inputs relevant to the determination of fair values.

	Fair Value at December 31, 2017	Primary Valuation Technique	Unobservable Inputs	December 31, 2017
Asset Category				Minimum	Maximum	Weighted Average
Assets:
Loans held for investment, net	$355,427,169	Discounted cash flow	Discount rate	8.50%	16.00%	12.23%
Loans held for investment acquired through participation, net	1,807,503	Discounted cash flow	Discount rate	13.20%	13.20%	13.20%
Total Level 3 Assets	$357,234,672
Liabilities:
Obligations under Participation Agreements	$75,991,436	Discounted cash flow	Discount rate	9.40%	16.00%	12.48%
Mortgage loan payable	34,280,780	Discounted cash flow	Discount rate	2.56%	2.56%	2.56%
Total Level 3 Liabilities	$110,272,216

	Fair Value at December 31, 2016	Primary Valuation Technique	Unobservable Inputs	December 31, 2016
Asset Category				Minimum	Maximum	Weighted Average
Assets:
Loans held for investment, net	$315,110,108	Discounted cash flow	Discount rate	9.09%	15.96%	12.15%
Loans held for investment acquired through participation, net	14,745,231	Discounted cash flow	Discount rate	11.90%	13.39%	13.21%
Total Level 3 Assets	$329,855,339
Liabilities:
Obligations under Participation Agreements	$32,904,955	Discounted cash flow	Discount rate	12.40%	15.78%	13.28%
Mortgage loan	34,169,187	Discounted cash flow	Discount rate	3.92%	3.92%	3.92%
Total Level 3 Liabilities	$67,074,142

Note 6. Related Party Transactions

Management Agreement

The Company entered into a Management Agreement with the Manager whereby the Manager is responsible for its day-to-day operations. The Management Agreement runs co-terminus with the amended and restated operating agreement for Terra Fund 5, which is scheduled to terminate on December 31, 2023 unless Terra Fund 5 is dissolved earlier. The following table presents a summary of fees paid and costs reimbursed to the Manager in connection with providing services to the Company that are included on the consolidated statements of operations:

	Years Ended December 31,
	2017	2016
Origination and extension fee expense (1)	$3,640,800	$2,862,189
Asset management fee	3,168,839	3,316,435
Asset servicing fee	701,697	798,133
Operating expenses reimbursed to Manager	3,343,738	3,348,629
Disposition fee (2)	1,087,533	1,081,751
Total	$11,942,607	$11,407,137
_______________

(1)	Origination and extension fee expense is generally offset with origination fee income. Any excess is deferred and amortized to interest income over the term of the loan

(2)	Disposition fee is generally offset with exit fee income on the consolidated statements of operations. Any excess is deferred and amortized to interest income over the term of the loan.

Origination and Extension Fee Expense

Pursuant to the Management Agreement, the Manager or its affiliates receives an origination fee in the amount of 1% of the amount used to originate, fund, acquire or structure real estate-related loans, including any third party expenses related to such loans. In the event that the term of any real estate-related loan held by the Company is extended, the Manager or its affiliates also receives an origination fee equal to the lesser of (i) 1% of the principal amount of the loan being extended or (ii) the amount of fee paid to the Company by the borrower in connection with such extension.

Asset Management Fee

Under the terms of the Management Agreement, the Manager or its affiliates provides the Company with certain investment management services in return for a management fee. The Company pays a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the loan origination price or aggregate gross acquisition price, as defined in the Management Agreement, for each real estate related loan and cash held by the Company.

Asset Servicing Fee

The Manager or its affiliates receives from the Company a monthly servicing fee at an annual rate of 0.25% of the aggregate gross origination price or acquisition price, as defined in the Management Agreement, for each real estate-related loan held by the Company.

Operating Expenses

The Company reimburses the Manager for operating expenses incurred in connection with services provided to the operations of the Company, including the Company’s allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs.

Disposition Fee

Pursuant to the Management Agreement, the Manager or its affiliates receives a disposition fee in the amount of 1% of the gross sale price received by the Company from the disposition of any real estate-related loan, or any portion of, or interest in, any real estate-related loan. The disposition fee is paid concurrently with the closing of any such disposition of all or any portion of any real estate-related loan or any interest therein, which is the lesser of (i) 1% of the principal amount of the loan or debt-related loan prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Distributions Paid

The Company’s sole common stockholder is Terra Fund 5. For the years ended December 31, 2017 and 2016, the Company made distributions totaling approximately $37.4 million and $38.5 million to Terra Fund 5, respectively, of which $16.1 million and $6.8 million were returns of capital (Note 10), respectively.

Due from Related Party

As of December 31, 2017, there was no amount due from related party. As of December 31, 2016, $0.4 million was due from Terra Fund 5, reflected as due from related party on the consolidated balance sheets, primarily related to an adjustment to the contribution of consolidated portfolio of net assets of the Terra Funds to the Company on January 1, 2016.

Due to Manager

As of December 31, 2017 and December 31, 2016, approximately $2.7 million and $2.5 million was due to the Manager, respectively, as reflected on the consolidated balance sheets, primarily related to the present value of the disposition fee due to the Manager.

Participation Agreements

In the normal course of business, the Company may enter into participation agreements (“PAs”) with related parties, primarily other affiliated funds managed by the Manager (the “Participants”). The purpose of the PAs is to allow the Company and an affiliate to originate a specified loan when, individually, the Company does not have the liquidity to do so or to achieve a certain level of portfolio diversification. The Company may transfer portions of its investments to other Participants or it may be a Participant to a loan held by another entity. In addition, the Company sells participation interests to an affiliate not less than 90 days after the origination of an investment to allow for greater diversification within the Company’s portfolio as well as sharing investment economics with the affiliate.

ASC 860, Transfers and Servicing, establishes accounting and reporting standards for transfers of financial assets. ASC 860-10 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has determined that the participation agreements it enters into are accounted for as secured borrowings under ASC 860 (See “Participation interests” in Note 2 and “Obligations under Participation Agreements” in Note 7).

Participation Interests Purchased by the Company

The below table lists the loan interests participated in by the Company via PAs as of December 31, 2017 and 2016. In accordance with the terms of each PA, each Participant’s rights and obligations, as well as the proceeds received from the related borrower/issuer of the loan, are based upon their respective pro rata participation interest in the loan.

	December 31, 2017			December 31, 2016
	Participating Interests	Principal Balance	Carrying Value	Participating Interests	Principal Balance	Carrying Value

QPT 24th Street Mezz LLC (1)(2)	—%	$—	$—	83.33%	$12,780,220	$12,897,391
KOP Hotel XXXI Mezz LP (1)	31.03%	1,800,000	1,804,715	31.03%	1,800,000	1,804,135
Allowance for loan losses		—	—		—	(191,703)
		$1,800,000	$1,804,715		$14,580,220	$14,509,823
________________

(1)	Participation through Terra Income Fund 6, Inc., an affiliated fund advised by the Manager.

(2)	In July 2017, this loan was repaid in full.

Transfers of Participation Interest by the Company

The following tables summarize the loans that were subject to PAs with affiliated entities as of December 31, 2017 and 2016:

			Transfers Treated as Obligations Under Participation Agreements as of December 31, 2017
	Principal Balance	Carrying Value	% Transferred	Principal Balance (5)	Carrying Value (5)
CGI 1100 Biscayne Management Holdco, LLC (2)(4)	$24,522,523	$24,717,857	25.00%	$6,130,631	$6,179,463
140 Schermerhorn Street Mezz LLC (1)(2)	15,000,000	15,118,900	65.00%	9,750,000	9,827,285
37 Gables Member LLC (3)	5,750,000	5,797,477	37.20%	2,139,000	2,156,662
Austin H. I. Owner LLC (1)	3,500,000	3,524,694	30.00%	1,050,000	1,057,408
BPG Office Partners III/IV LLC (1)(3)	10,000,000	10,094,309	56.04%	5,604,000	5,656,850
Cape Church Mezz, LLC (3)	17,178,883	17,321,426	15.13%	2,591,490	2,612,993
Greystone Gables Holdings Member LLC (3)	500,000	504,129	37.20%	186,000	187,536
High Pointe Mezzanine Investments, LLC (3)	3,000,000	3,381,980	37.20%	1,116,000	1,261,207
Kingsport 925-Mezz LLC (3)	3,000,000	3,115,146	37.20%	1,116,000	1,162,817
KOP Hotel XXXI Mezz LP (1)	1,800,000	1,804,715	30.00%	540,000	541,414
L.A. Warner Hotel Partners, LLC (1)(3)	32,100,000	32,640,675	48.98%	9,795,000	10,010,056
Milestone Greensboro Holdings, LLC (3)	3,500,000	3,537,223	37.20%	1,302,000	1,316,410
NB Factory JV, LLC (2)	3,595,670	3,595,670	68.00%	2,445,056	2,445,056
Northland Museo Member, LLC (3)	4,000,000	3,974,543	37.20%	1,488,000	1,477,386
OHM Atlanta Owner, LLC (2)(4)	27,500,000	27,759,721	55.10%	15,153,061	15,296,173
Pollin Hotels PDX Mezzanine, LLC (3)	5,000,000	5,181,187	37.20%	1,860,000	1,934,715
The Bristol at Southport, LLC (4)	22,616,528	22,743,477	10.00%	2,261,653	2,274,348
RS JZ 2700 NW2, LLC (1)	21,360,000	21,573,600	17.56%	3,750,000	3,787,500
TSG-Parcel 1, LLC (1)(2)	18,000,000	18,180,000	37.78%	6,800,000	6,868,000
	$221,923,604	$224,566,729		$75,077,891	$76,053,279

			Transfers Treated as Obligations Under Participation Agreements as of December 31, 2016
	Principal Balance	Carrying Value	% Transferred	Principal Balance (5)	Carrying Value (5)
1100 Biscayne Management Holdco, LLC (1)	$15,359,671	$15,488,644	17.81%	$2,735,384	$2,758,350
140 Schermerhorn Street Mezz LLC (2)	15,000,000	15,105,343	50.00%	7,500,000	7,552,672
Austin H. I. Owner LLC (1)	3,500,000	3,521,769	30.00%	1,050,000	1,056,531
BPG Office Partners III/IV LLC (1)	10,000,000	10,082,308	30.00%	3,000,000	3,024,692
Caton Mezz, LLC (1)	5,160,404	5,210,404	30.00%	1,548,125	1,563,125
CGI Mezz 55MM, LLC (1)	3,593,947	3,619,217	30.00%	1,078,189	1,085,767
KOP Hotel XXXI Mezz LP (1)	1,800,000	1,804,135	30.00%	540,000	541,240
L.A. Warner Hotel Partners, LLC (1)	20,000,000	20,579,513	18.75%	3,750,000	3,858,659
QPT 24th Street Mezz LLC (1)	12,780,220	12,897,391	30.00%	3,834,087	3,869,238
SD Carmel Hotel Partners, LLC (1)	6,000,000	6,059,398	13.33%	800,000	807,920
TSG-Parcel 1, LLC (1)(2)	18,000,000	18,180,000	37.78%	6,800,000	6,868,000
	$111,194,242	$112,548,122		$32,635,785	$32,986,194
________________

(1)	Participant is Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager.

(2)	Participant is Terra Income Fund 6, Inc., an affiliated fund advised by the Manager.

(3)	Participant is Terra Income Fund International, an affiliated fund advised by the Manager.

(4)	Participant is Terra Property Trust 2, Inc., an affiliated fund managed by a subsidiary of the Manager.

(5)	Amounts transferred may not agree to the proportionate share of the principal balance and fair value due to the rounding of percentage transferred.

These investments are held in the name of the Company, but each of the Participant’s rights and obligations, including interest income and other income (e.g., exit fee, prepayment income) and related fees/expenses (e.g., disposition fees, asset management and asset servicing fees), are based upon their respective pro rata participation interest in such participated investments, as specified in the respective PA. The Participants’ share of the investments is repayable only from the proceeds received from the related borrower/issuer of the investments and, therefore, the Participants also are subject to credit risk (i.e., risk of default by the underlying borrower/issuer). Pursuant to the PAs with these entities, the Company receives and allocates the interest income and other related investment income to the Participants based on their respective pro rata participation interest. The Participants pay related expenses also based on their respective pro rata participation interest (i.e., asset management and asset servicing fees, disposition fees) directly to the Manager.

For the year ended December 31, 2017, the Company suspended interest expense accrual of approximately $0.4 million on these two loans on which the Company had participation liabilities because it is highly unlikely that the Company would recover the interest income from the borrower to make such payment. The loans were repaid in July 2017, at which time the Company repaid the obligation under participation agreement in full.

Note 7. Debt

Mortgage Loan Payable

The following table presents certain information about the Company’s mortgage loan payable at December 31, 2017 and 2016:

				December 31, 2017		December 31, 2016
Lender	Current Interest Rate	Maturity Date	Principal Amount	Carrying Value	Carrying Value of Loan (1)	Carrying Value	Carrying Value of Loan (1)
Centennial Bank	LIBOR plus 5.25%	March 7, 2018	$34,000,000	$34,122,246	$54,277,021	$33,868,844	$50,902,766
_______________

(1)	Amount represents the carrying value of the loan used as collateral for the mortgage loan payable.

Financing Activity During 2017

In May 2017, the Company obtained approximately $15.7 million of mortgage financing for a senior loan. The mortgage financing carried interest at an annual rate of LIBOR plus 4.75% and had an initial maturity date of August 4, 2017. In June 2017, the mortgage financing was repaid in full.

Financing Activity During 2016

In March 2016, the Company obtained a $34.0 million interest-only mortgage loan with an annual interest rate of LIBOR plus 5.25% and a term of two years for a first mortgage loan the Company originated. The Company may extend the mortgage loan by a six-month period and another 18-month period subject to certain conditions provided in the loan agreement. The mortgage loan is collateralized by the first mortgage loan and the Company serves as the guarantor under the terms of the mortgage loan payable. In connection with the financing, the Company incurred financing costs of approximately $0.3 million, which is recorded as a reduction to mortgage loan payable on the consolidated balance sheets, to be amortized to interest expense using the effective interest rate method over the term of the mortgage loan.

Effective January 1, 2016, the Company consolidated Terra Park Green (Note 4). As a result, the Company assumed a $20.0 million interest-only mortgage loan with an annual interest rate of LIBOR plus 5.0%, with LIBOR capped at 2.5% but cannot be lower than 0.25%. The mortgage loan matured on March 9, 2017 and provided for a one-year extension option exercisable by the Company, subject to certain conditions. The mortgage loan was secured by the real estate properties and any intangible assets associated with the real estate properties, including an assignment of leases and rents. The Company served as the guarantor under the terms of the mortgage loan to the extent of any losses resulting from fraudulent activities. In November 2016, in connection with the sale of the real estate properties by Terra Park Green, the related $20.0 million mortgage loan payable was repaid in full.

Scheduled Debt Principal Payments

Scheduled debt principal payments for each of the five calendar years following December 31, 2017 are as follows:

Years Ending December 31,	Total
2018	$34,000,000
2019	—
2020	—
2021	—
2022	—
34,000,000
Unamortized deferred financing costs and other	122,246
Total	$34,122,246

At December 31, 2016, the unamortized deferred financial costs and other were $131,156 .

Obligations Under Participation Agreements

As discussed in Note 2, the Company follows the guidance in ASC 860 when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheets and the proceeds are recorded as obligations under participation agreements. As of December 31, 2017 and 2016, obligations under participation agreements had a carrying value of approximately $76.1 million and $33.0 million, respectively, and the carrying value of the loans that are associated with these obligations under participation agreements was approximately $224.6 million and $112.5 million, respectively, (see “Participation Agreements” in Note 6). The weighted-average interest rate on the obligations under participation agreements was approximately 12.7% and 13.0% as of December 31, 2017 and 2016, respectively.

Note 8. Commitments and Contingencies

Certain of the Company’s loans contain provisions for future fundings, which are subject to the borrower meeting certain performance-related metrics that are monitored by the Company. These fundings amounted to approximately $25.0 million and $25.9 million as of December 31, 2017 and 2016, respectively. The Company expects to maintain sufficient cash on hand to fund such unfunded commitments, primarily through matching these commitments with principal repayments on outstanding loans.

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. The Manager has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.

See Note 6 for a discussion of the Company’s commitments to the Manager.

Note 9. Equity

Earnings Per Share

The following table presents earnings per share for the years ended December 31, 2017 and 2016:

	Years Ended December 31,
	2017	2016
Net income	$21,360,569	$31,666,409
Preferred stock dividend declared	(15,625)	(391)
Net income allocable to common stock	$21,344,944	$31,666,018
Weighted-average shares outstanding - basic and diluted	14,912,990	14,822,826
Earnings per share - basic and diluted	$1.43	$2.14

Capital Contribution

On January 1, 2016, Terra Fund 5 contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for 14,412,990 shares of the Company’s common stock. The following table summarized the fair value of assets acquired and liabilities assumed in the transaction:

Total Consideration
Fair value of common shares issued	$288,259,804
$288,259,804
Assets Acquired
Investments, at fair value	$276,746,475
Investments through participation interests, at fair value	13,789,884
Equity investment in Terra Park Green, at fair value	16,900,000
Cash and cash equivalent	5,034,571
Restricted cash	21,421,501
Interest receivable	2,554,596
Due from related party	438,249
Other assets	35,695
336,920,971
Liabilities Assumed
Obligations under participation agreements, at fair value	(24,147,097)
Interest reserve and other deposits held on loans	(21,421,501)
Due to Manager	(2,011,003)
Accounts payable and accrued expenses	(661,434)
Interest payable	(172,051)
Other liabilities	(248,081)
(48,661,167)
$288,259,804

For the year ended December 31, 2016, Terra Fund 5 purchased an additional 500,000 shares of the Company’s common stock for $10.0 million. As of December 31, 2017, the Company had 14,912,990 shares of common stock issued and outstanding.

Preferred Stock

The Company’s charter gives it authority to issue 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The Company’s board of directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock. As of December 31, 2017 and December 31, 2016, there were no Preferred Stock issued or outstanding.

On November 30, 2016, the Company’s board of directors classified and designated 125 shares of Preferred Stock as a separate class of preferred stock to be known as the 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share (“Series A Preferred Stock”). In December 2016, the Company sold 125 shares of the Series A Preferred Stock for $125,000. The Series A Preferred Stock pays dividends at an annual rate of 12.5% of the liquidation preference. These dividends are cumulative and payable semi-annually in arrears on June 30 and December 31 of each year. In connection with the issuance of the Series A Preferred Stock, the Company incurred offering costs of $1,250.

The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to common stock. The Company, at its option, may redeem the shares, with written notice, at a redemption price of $1,000 per share, plus any accrued unpaid distribution through the date of the redemption. If the shares are redeemed prior to January 1, 2019, a redemption premium of $50 per share is required. The Series A Preferred Stock generally has no voting rights. However, the Series A Preferred Stock holders’ voting is required if (i) authorization or issuance of any securities senior to the Series A Preferred Stock; (ii) an amendment to the Company’s charter that has a material adverse effect on the rights and preference of the Series A Preferred Stock; and (iii) any reclassification of the Series A Preferred Stock.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with U.S. GAAP, to its stockholders each year to comply with the REIT provisions of the Internal Revenue Code. All distributions will be made at the discretion of the Company’s board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors as its board of directors deems relevant.

Currently, the Company’s sole common stockholder is Terra Fund 5. For the years ended December 31, 2017 and 2016, the Company made distributions to Terra Fund 5 of $2.51 per share, or $37.4 million, and $2.58 per share, or $38.5 million, respectively, of which $16.1 million and $6.8 million were returns of capital, respectively. Additionally, for the years ended December 31, 2017 and 2016, the Company paid distributions to preferred stockholders of $15,625 and $391, respectively.

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share, declared and paid during the years ended December 31, 2017 and 2016, reported for federal tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Section 857(b)(3)(C) of the Internal Revenue Code and Treasury Regulation § 1.857-6(e):

	Distributions Paid
	Years Ended December 31,
	2017	2016
Ordinary income	$1.43	$1.97
Return of capital	1.08	0.41
Capital gain	—	0.20
	$2.51	$2.58

Note 10. Subsequent Events

Management has evaluated subsequent events through the date the consolidated financial statements were available to be issued. Management has determined that there are no material events other than those described below that would require adjustment to, or disclosure in, the Company’s consolidated financial statements.

Axar Transaction

On February 8, 2018, Terra Capital Partners caused (i) a new subsidiary of Terra Capital Partners, Terra REIT Advisors, to become the external manager of the Company, (ii) a new subsidiary of Terra Capital Partners, Terra Fund Advisors, LLC (Terra Fund Advisors”), to be admitted as the replacement manager of Terra Fund 5, and the equity interests in Terra Fund Adivsors to be distributed to the equity owners of Terra Capital Partners on a pro rata basis and (iii) the equity interests in Terra Income Advisors, which also serves as the external advisor to Terra Income Fund 6, Inc. (“Terra Fund 6”), to be distributed to the equity owners of Terra Capital Partners on a pro rata basis. After the completion of the above steps, an affiliate (“Axar”) of Axar Capital Management L.P. (“Axar Capital Management”) entered into an investment agreement with Terra Capital Partners and its affiliates (which is referred to collectively as the “Axar Transaction”), pursuant to which Axar acquired from the respective owners thereof: (i) a 49% economic interest in Terra Fund Advisors; (ii) a 65.7% economic and voting interest in Terra Capital Partners (and thereby Terra REIT Advisors); and (iii) an initial 49% economic interest in Terra Income Advisors, with an agreement to acquire an additional 16.7% economic interest, and for the entire 65.7% stake to become a voting interest in Terra Income Advisors, subject to requisite approval by a majority of the outstanding voting securities (as defined by the Investment Company Act of 1940, as amended) of Terra Fund 6 of a new advisory and administrative services agreement between Terra Income Advisors and Terra Fund 6 and upon the satisfaction of certain other conditions.

Voting Agreement

On February 8, 2018, the Company, Terra Fund 5 and Terra REIT Advisors entered into a voting agreement (the “Voting Agreement”) pursuant to which the Company’s board of directors was increased to eight members. Simon Mildé resigned from the Company’s board of directors, leaving four existing directors, including the existing three independent directors. The remaining members of the Company’s board of directors then appointed the following four individuals as additional members of the Company’s board of directors: Andrew M. Axelrod (Chairman of the board of directors), Vikram S. Uppal, Roger H. Beless and Spencer E.

Goldenberg. The Company’s board of directors determined that Messrs. Beless and Goldenberg qualify as independent directors pursuant to the rules and standards of the New York Stock Exchange and the Company’s corporate governance standards.

Management Agreement

As part of the Axar Transaction, Terra Income Advisors assigned all of its rights, title and interest in and to its current external management agreement to Terra REIT Advisors and immediately thereafter, Terra REIT Advisors and the Company amended and restated such management agreement. Such amended and restated management agreement has the same economic terms and is in all material respects otherwise on the same terms as the management agreement between Terra Income Advisors and the Company in effect immediately prior to the Axar Transaction, except for the identity of the manager.

Terra Property Trust, Inc.
Schedule IV – Mortgage Loans on Real Estate
As of December 31, 2017

Portfolio Company (1)	Collateral Location	Property Type	Interest Payment Rates	Maximum Maturity Date (2)	Periodic Payment Terms	Prior Liens	Face Amount	Carrying Amount
Mezzanine Loans:
2539 Morse, LLC	US - CA	Student Housing	11.0%	11/1/2022	Interest Only	$—	$2,333,333	$2,350,365
SparQ Mezz Borrower, LLC	US - CA	Multifamily	12.0%	10/1/2022	Interest Only	—	449,140	452,358
BPG Office Partners III/IV LLC (3)(4)(5)	US - DE	Office	13.5%	6/5/2020	Interest Only	—	10,000,000	10,094,309
CGI 1100 Biscayne Management Holdco, LLC (4)(6)(7)	US - FL	Hotel	12.0% current 4.0% PIK	5/17/2020	Interest Only	—	24,522,523	24,717,857
37 Gables Member LLC (4)(5)	US - FL	Multifamily	13.0%	6/16/2021	Interest Only	—	5,750,000	5,797,477
YMP Georgia Portfolio Mezzanine, LLC	US - GA	Multifamily	14.0%	1/6/2019	Interest Only	—	3,500,000	3,663,309
Muncie Mezz, LLC	US - IN	Student housing	13.0%	9/6/2023	Interest Only	—	2,700,000	2,689,608
150 Blackstone River Road, LLC	US - MA	Industrial	8.5%	9/6/2027	Interest Only	—	7,000,000	7,000,000
Milestone Greensboro Holdings, LLC (4)(5)	US - NC	Hotel	14.0%	3/1/2018	Interest Only	—	3,500,000	3,537,223
Cape Church Mezz, LLC (4)(5)(8)	US - NY	Condominium	12.0%	1/15/2020	Interest Only	—	17,178,883	17,321,426
140 Schermerhorn Street Mezz LLC (3)(4)(6)	US - NY	Hotel	12.0%	12/1/2020	Interest Only	—	15,000,000	15,118,900
575 CAD I LLC	US - NY	Condominium	12.0% current 2.5% PIK	8/1/2020	Interest Only	—	12,512,370	12,609,885
WWML96MEZZ, LLC	US - NY	Condominium	13.0%	12/31/2019	Interest Only		9,925,340	10,012,399
Pollin Hotels PDX Mezzanine, LLC (4)(5)	US - OR	Hotel	13.0%	10/6/2018	Interest Only	—	5,000,000	5,181,187
KOP Hotel XXXI Mezz LP (3)(4)	US - PA	Hotel	13.0%	12/6/2022	Interest Only	—	1,800,000	1,804,715
High Pointe Mezzanine Investments, LLC (4)(5)	US - SC	Student housing	13.0%	1/6/2024	Interest Only	—	3,000,000	3,381,980
Kingsport 925-Mezz LLC (4)(5)	US - TN	Multifamily	13.0%	12/5/2018	Interest Only	—	3,000,000	3,115,146
Northland Museo Member, LLC (4)(5)	US - TX	Multifamily	12.0%	12/6/2018	Interest Only	—	4,000,000	3,974,543
Austin H. I. Owner LLC (3)(4)	US - TX	Hotel	12.5%	10/6/2020	Interest Only	—	3,500,000	3,524,694
AHF-Heritage #1, LLC	US - TX	Multifamily	14.0%	8/11/2022	Interest Only	—	1,131,243	1,223,634
							135,802,832	137,571,015

Terra Property Trust, Inc.
Schedule IV – Mortgage Loans on Real Estate (Continued)
As of December 31, 2017

Portfolio Company (1)	Collateral Location	Property Type	Interest Payment Rates	Maximum Maturity Date (2)	Periodic Payment Terms	Prior Liens	Face Amount	Carrying Amount
First Mortgages:
Maguire Partners-1733 Ocean, LLC (Note 7)	US - CA	Office	LIBOR + 8.5%	3/9/2018	Interest Only	$—	$53,749,794	$54,277,021
TSG-Parcel 1, LLC (3)(4)(6)	US - CA	Infill land	12.0%	4/10/2018	Interest Only	—	18,000,000	18,180,000
RS JZ 2700 NW2, LLC (3)(4)(10)	US - FL	Infill land	12.0%	3/1/2018	Interest Only	—	21,360,000	21,573,600
OHM Atlanta Owner, LLC (4)(6)(7)	US - GA	Infill land	12.0%	6/20/2018	Interest Only	—	27,500,000	27,759,721
Millennium Waterfront Associates, L.P	US - PA	Infill land	12.0%	12/28/2018	Interest Only	—	14,325,000	14,468,250
						—	134,934,794	136,258,592
Preferred equity investments:
ASA Mgt. Holdings, LLC	US - AL	Multifamily	16.0%	8/1/2022	Interest Only	—	2,100,000	2,139,967
SVA Mgt. Holdings, LLC	US - AL	Multifamily	16.0%	8/1/2022	Interest Only	—	1,600,000	1,632,749
Palmer City-Core Stockton Street, LLC (9)	US - CA	Hotel	12.0%	12/17/2018	Interest Only	—	4,325,000	4,368,250
L.A. Warner Hotel Partners, LLC (3)(4)(5)	US - CA	Hotel	12.0%	8/4/2019	Interest Only	—	32,100,000	32,640,675
Greystone Gables Holdings Member LLC (4)(5)	US - CA	Multifamily	13.0%	6/16/2021	Interest Only	—	500,000	504,129
WWML96, LLC	US - CA	Condominium	13.0%	12/31/2019	Interest Only	—	1,486,171	1,499,206
NB Factory JV, LLC (4)(6)	US - UT	Student Housing	15.0%	6/26/2020	Interest Only	—	3,595,670	3,595,670
Nelson Brothers Professional Real Estate, LLC	Various	Student Housing	14.0%	8/1/2020	Interest Only	—	14,000,000	14,140,000
The Bristol at Southport, LLC (4)(7)	US - WA	Multifamily	10.0% current 2.0% PIK	9/22/2022	Interest Only	—	22,616,528	22,743,477
						—	82,323,369	83,264,123
Total investments						$—	$353,060,995	$357,093,730
___________________________

(1)	All of the Company’s loans have a prepayment penalty provision.

(2)	Maximum maturity date assumes all extension options are exercised.

(3)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager (Note 7).

(4)
The loan participations from the Company do not qualify for sale accounting under ASC 860 and therefore, the gross amount of these loans remain in Schedule IV. See “Obligations under Participation Agreements” in Note 8 and “Transfers of Participation Interest by the Company” in Note 7 in the accompanying notes to the consolidated financial statements.

(5)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Income Fund International, an affiliated fund advised by the Manager (Note 7).

(6)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Income Fund 6, Inc., an affiliated fund advised by the Manager (Note 7).

(7)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Property Trust 2, Inc., an affiliated fund managed by a subsidiary of the Manager (Note 7).

(8)	This loan was repaid on January 26, 2018.

(9)	This loan was repaid on January17, 2018.

(10)	This loan was repaid on February 7, 2018.

Terra Property Trust, Inc.
Notes to Schedule IV - Mortgage Loans on Real Estate
December 31, 2017

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2017	2016
Balance, beginning of year	$330,683,840	$—
Additions during period:
Loans contributed by Terra Fund 5	—	307,436,358
New mortgage loans	195,462,410	129,223,989
PIK interest	1,178,938	1,527,298
Reversal of provision for loan losses	191,703	—
Deductions during the period:
Collections of principal	(168,952,824)	(88,567,393)
Accrual, payment and accretion of exit fees, net	218,171	441,167
Amortization of premium	(1,688,508)	(2,285,876)
Disposal of Terra Park Green (Note 2, Note 5)	—	(16,900,000)
Provision for loan losses	—	(191,703)
Balance, end of year	$357,093,730	$330,683,840